                                                                   EXHIBIT 10.4



                                 August 8, 1997

Mr. David J. Vucina
ProNet Inc.
6340 LBJ Freeway
Dallas, Texas 75240

Dear David:

         This letter sets forth the agreement between you ("Executive") and Metrocall, Inc. (the "Company") with respect to your rights under Section 8 of your Employment Agreement ("Employment Agreement") with ProNet Inc. ("ProNet") dated May 18, 1994, upon the Effective Time of the Merger of ProNet with and into the Company pursuant to an Agreement and Plan of Merger between ProNet and the Company of even date herewith ("Merger Agreement").

         1. The Executive's employment with ProNet and its subsidiaries will be terminated as of Effective Time of the Merger (the "Termination Date"), and the Executive hereby tenders his resignation from all positions he now has with ProNet, including as an officer, director, or member of any advisory boards or committees, all such resignations to be effective as of the Termination Date. This Agreement is contingent on and subject to the Closing under the Merger Agreement, and neither party shall be bound by it, nor shall it have any force and effect, unless and until the Closing occurs.

         2. On or before the fifth day after the Termination Date, the Company will pay to Executive the sum of $700,000 in cash in full satisfaction of all obligations under Section 8(a) of the Employment Agreement. The consideration to be paid to the Executive pursuant to this paragraph shall be in full payment and in lieu of any and all of the Executive's benefits or perquisites accrued but unpaid as of the Termination Date, including without limitation salary, bonuses, vacation, sick leave, etc., and Executive's right to receive payments under paragraph 8(a)(ii)(A) and benefits under paragraph 8(a)(ii)(B) of the Employment Agreement. Notwithstanding the foregoing, (i) the Executive's split-dollar life insurance policy will be conveyed to him pursuant to Section 4(f) of the Employment Agreement, and (ii) the Executive may elect the payment of benefits to which he is entitled under any 401(k) plan of ProNet as provided under the terms of any such plan. The foregoing shall not affect the payment of compensation prior to the Effective Time of the Merger as permitted by the Merger Agreement.

         3. The Company shall indemnify and hold Executive harmless in the event that it is asserted that any payment to Executive pursuant to this Letter Agreement or any other payment by the Company to Executive is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any comparable federal, state, or local excise tax (such excise tax,

Mr. David J. Vucina
August 8, 1997
Page 2


together with any interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), including paying to the Executive an additional amount such that the net amount the Executive retains, after deduction of the Excise Tax on such payments and any federal, state, and local income tax and Excise
Tax upon the payment provided for by this Section and any interest, penalties, or additions to tax payable by the Executive with respect thereto shall be equal to the total present value of the such payments at the time such payments are made. Executive and the Company agree to cooperate in contesting any assertion that an Excise Tax is payable.

         If the foregoing correctly sets forth our agreement, please execute this letter in the space indicated below and return it to the Company.

                                    Sincerely,

                                    METROCALL, INC.


                                    By:
                                        ----------------------------
                                        Name:
                                        Title:


Accepted and Agreed:


-----------------------------
David J. Vucina